FATE THERAPEUTICS, INC.

COMPENSATION RECOVERY POLICY

Adopted as of November 2, 2023

Fate Therapeutics, Inc., a Delaware corporation (the “Company”), has adopted a Compensation Recovery Policy (this “Policy”) as described below.

1. Overview

The Policy sets forth the circumstances and procedures under which the Company shall recover Erroneously Awarded Compensation from Covered Persons (as defined below) in accordance with rules issued by the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Nasdaq Stock Market. Capitalized terms used and not otherwise defined herein shall have the meanings given in Section 3 below.

2. Compensation Recovery Requirement

In the event the Company is required to prepare an Accounting Restatement, the Company shall recover reasonably promptly all Erroneously Awarded Compensation with respect to such Accounting Restatement.

3. Definitions

a.
An “Accounting Restatement” means a restatement of previously issued financial statements of the Company due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required restatement to correct an error in previously-issued financial statements that is material to the previously-issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. A change to the Company’s financial statement that does not represent an error correction is not a Accounting Restatement, including without limitation: (i) retrospective application of a change in accounting principle; (ii) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) retrospective reclassification due to a discontinued operation; (iv) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (v) retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.

b.
“Applicable Recovery Period” means the three completed fiscal years immediately preceding the Restatement Date for an Accounting Restatement. In addition, in the event the Company has changed its fiscal year: (i) any transition period of less than nine months occurring within or immediately following such three completed fiscal years shall also be part of such Applicable Recovery Period and (ii) any transition period of nine to 12 months will be deemed to be a completed fiscal year.

c.
“Applicable Rules” means any rules or regulations, including Nasdaq Listing Rule 5608, adopted by the Exchange pursuant to Rule 10D-1 under the Exchange Act and any applicable rules or regulations adopted by the SEC pursuant to Section 10D of the Exchange Act.

d.
“Board” means the Board of Directors of the Company.

e.
“Committee” means the Compensation Committee of the Board or, in the absence of such committee, a majority of independent directors serving on the Board.

f.
“Covered Person” means any Executive Officer. A person’s status as a Covered Person with respect to Erroneously Awarded Compensation shall be determined as of the time of receipt of such Erroneously Awarded Compensation regardless of the person’s current role or status with the Company (e.g., if a person began service as an Executive Officer after the beginning of an Applicable Recovery Period, that person would not be considered a Covered Person with respect to Erroneously Awarded Compensation received before the person began service as an Executive Officer, but would be considered a Covered Person with respect to Erroneously Awarded Compensation received after the person began service as an Executive Officer where such person served as an Executive Officer at any time during the performance period for such Erroneously Awarded Compensation).

g.
“Effective Date” means October 2, 2023.

h.
“Erroneously Awarded Compensation” means the amount of any Incentive-Based Compensation received by a Covered Person on or after the Effective Date and during the Applicable Recovery Period that exceeds the amount that otherwise would have been received by the Covered Person had such compensation been determined based on the restated amounts in an Accounting Restatement, computed without regard to any taxes paid. Calculation of Erroneously Awarded Compensation with respect to Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, and the Company shall maintain documentation of the determination of such reasonable estimate and provide such documentation to the Exchange in accordance with the Applicable Rules. Incentive-Based Compensation is deemed received, earned or vested when the Financial Reporting Measure is attained, not when the actual payment, grant or vesting occurs.

i.
“Exchange” means the Nasdaq Stock Market LLC.

j.
An “Executive Officer” means any person who served the Company in any of the following roles at any time during the performance period applicable to Incentive-Based Compensation and received Incentive-Based Compensation after beginning service in any such role (regardless of whether such Incentive-Based Compensation was received during or after such person’s service in such role): the president, principal financial officer, principal accounting officer (or if there is no such accounting officer the controller), any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy making function or any other person who performs similar policy making functions for the Company. Executive officers of parents or subsidiaries of the Company may be deemed executive officers of the Company if they perform such policy making functions for the Company. Policy-making function is not intended to include policy-making functions that are not significant. Identification of an executive officer for purposes of this Policy would include at a minimum executive officers identified pursuant to Item 401(b) of Regulation S-K promulgated under the Exchange Act.

k.
“Financial Reporting Measures” mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, any measures that are derived wholly or in part from such measures (including, for example, a non-GAAP financial measure), and stock price and total shareholder return. For the avoidance of doubt, Financial Reporting Measures need not be presented in the Company’s financial statements or included in a filing with the SEC.

l.
“Incentive-Based Compensation” means any compensation provided, directly or indirectly, by the Company or any of its subsidiaries that is granted, earned or vested based, in whole or in part, upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation includes, but is not limited to: (i) non-equity incentive plan awards that are earned solely or in part by satisfying a Financial Reporting Measure performance goal; (ii) bonuses paid from a bonus pool, where the size of the pool is determined solely or in part by satisfying a Financial Reporting Measure performance goal; (iii) other cash awards based on satisfaction of a Financial Reporting Measure performance goal; (iv) restricted stock, restricted stock units, stock options, stock appreciation rights, and performance share units that are granted or vest solely or in part based on satisfaction of a Financial Reporting Measure performance goal; and (v) proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part based on satisfaction of a Financial Reporting Measure performance goal.

m.
“Restatement Date” means, with respect to an Accounting Restatement, the earlier to occur of: (i) the date the Board concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare the Accounting Restatement.

4. Exception to Compensation Recovery Requirement

The Company may elect not to recover Erroneously Awarded Compensation pursuant to this Policy if the Committee determines that recovery would be impracticable, and one or more of the following conditions, together with any further requirements set forth in the Applicable Rules, are met: (i) the direct expense paid to a third party, including outside legal counsel, to assist in enforcing this Policy would exceed the amount to be recovered, and the Company has made a reasonable attempt to recover such Erroneously Awarded Compensation or (ii) recovery would likely cause an otherwise tax-qualified retirement plan to fail to be so qualified under applicable regulations. The Company shall document such reasonable attempt(s) to recover and make available that documentation to the Exchange.

5. Tax Considerations

To the extent that, pursuant to this Policy, the Company is entitled to recover any Erroneously Awarded Compensation that is received by a Covered Person, the gross amount received (i.e., the amount the Covered Person received, or was entitled to receive, before any deductions for tax withholding or other payments) shall be returned by the Covered Person.

6. Method of Compensation Recovery

The Committee shall determine, in its sole discretion, the method and timing for recovering Erroneously Awarded Compensation hereunder, which may include, without limitation, any one or more of the following:

a.
requiring reimbursement of cash Incentive-Based Compensation previously paid;
b.
seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
c.
cancelling or rescinding some or all outstanding vested or unvested equity-based awards;
d.
adjusting or withholding from unpaid compensation or other set-off;
e.
cancelling or offsetting against planned future grants of equity-based awards; and/or
f.
any other method permitted by applicable law or contract.

Notwithstanding the foregoing, a Covered Person will be deemed to have satisfied such person’s obligation to return Erroneously Awarded Compensation to the Company if such Erroneously Awarded Compensation is returned in the exact same form in which it was received; provided that equity withheld to satisfy tax obligations will be deemed to have been received in cash in an amount equal to the tax withholding payment made. In the event the Company is required to recover Erroneously Awarded Compensation from a Covered Person who is no longer an employee pursuant to the Policy, the Company will be entitled to seek such recovery in order to comply with applicable law, regardless of the terms of any release of claims or separation agreement such individual may have signed. Additionally, the Committee need not utilize the same method of recovery from all Covered Persons or with respect to all types of Erroneously Awarded Compensation.

7. Policy Interpretation

This Policy shall be interpreted in a manner that is consistent with the Applicable Rules and any other applicable law. The Committee shall take into consideration any applicable interpretations and guidance of the SEC in interpreting this Policy, including, for example, in determining whether a financial restatement qualifies as an Accounting Restatement hereunder. To the extent the Applicable Rules require recovery of Incentive-Based Compensation in additional circumstances besides those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover Incentive-Based Compensation to the fullest extent required by the Applicable Rules.

8. Policy Administration

Except as specifically set forth herein, this Policy shall be administered by the Committee. The Committee shall have full and final authority to make any and all determinations required under this Policy; provided, that the Board shall have the exclusive authority to authorize the Company to prepare an Accounting Restatement. Any determination by the Committee with respect to this Policy shall be final, conclusive and binding on all interested parties and need not be uniform with respect to each individual covered by this Policy. In carrying out the administration of this Policy, the Committee is authorized and directed to consult with the full Board or such other committees of the Board as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority.

9. Compensation Recovery Repayments Not Subject to Indemnification

Notwithstanding anything to the contrary set forth in any agreement with, or the organizational documents of, the Company or any of its subsidiaries, Covered Persons are not entitled to indemnification for Erroneously Awarded Compensation or for any losses arising out of or in any way related to Erroneously Awarded Compensation recovered under this Policy. This prohibition also applies to payment to, or reimbursement of, a Covered Person for premiums for any insurance policy covering any potential losses under this Policy.

10. Indemnification of Committee

Any members of the Committee, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

11. No Impairment of Other Remedies

Nothing contained in this Policy, and no recoupment or recovery as contemplated herein, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Person arising out of or resulting from any actions or omissions by the Covered Person. This Policy does not preclude the Company from taking any other action to enforce a Covered Person’s obligations to the Company, including, without limitation, termination of employment and/or institution of civil proceedings. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX 304”) that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer and to any other compensation recoupment policy and/or similar provisions in any employment, equity plan, equity award, or other individual agreement, to which the Company is a party or which the Company has adopted or may adopt and maintain from time to time; provided, however, that compensation recouped pursuant to this Policy shall not be duplicative of compensation recouped pursuant to SOX 304 or any such compensation recoupment policy and/or similar provisions in any such employment, equity plan, equity award, or other individual agreement except as may be required by law.

12. No “Good Reason” for Covered Persons

Any action by the Company to recoup or any recoupment of Erroneously Awarded Compensation under this Policy from a Covered Person shall not be deemed (i) “good reason” for resignation or to serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to such Covered Person, or (ii) to constitute a breach of a contract or other arrangement to which such Covered Person is party.

13. Amendment; Termination

The Committee may amend, terminate or replace this Policy or any portion of this Policy at any time and from time to time in its sole discretion. The Committee shall amend this Policy as it deems necessary to comply with applicable law or any listing standard.

14. Successors

This Policy shall be binding and enforceable against all Covered Persons and, to the extent required by applicable law and applicable listing standards, their successors, beneficiaries, heirs, executors, administrators, or other legal representatives.

15. Severability

If any provision of this Policy or the application of any such provision to a Covered Person shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

16. Required Filings

The Company shall make any disclosures and filing with respect to this Policy that are required by law, including as required by the SEC.

17. Acknowledgment

To the extent required by the Board or Compensation Committee, each Covered Person shall be required to sign and return to the Company the acknowledgement form attached hereto as Exhibit A pursuant to which such Covered Person will agree to be bound by the terms of, and comply with, this Policy. For the avoidance of doubt, each Covered Person will be fully bound by, and must comply with, the Policy, whether or not such Covered Person has executed and returned such acknowledgment form to the Company.

Exhibit A

FATE THERAPEUTICS, INC.

COMPENSATION RECOVERY POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Fate Therapeutics, Inc. Compensation Recovery Policy (the “Policy”) and understands the Policy. Capitalized terms used but not otherwise defined in this acknowledgement form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

As a condition of receiving Incentive Compensation from the Company, the undersigned agrees that any Incentive-Based Compensation received on or after October 2, 2023 is subject to recovery pursuant to the terms of the Policy, and further agrees to abide by the terms of the Policy including, without limitation, by returning any Erroneously Awarded Compensation to the Company reasonably promptly to the extent required by, and in a manner permitted by, the Policy, as determined by the Committee in its sole discretion.

To the extent any agreement or organizational document purports to provide indemnification against any loss of any Erroneously Awarded Compensation, the Covered Executive hereby irrevocably agrees to forego such indemnification.

To the extent the Company’s recovery right conflicts with any other contractual rights the undersigned may have with the Company, the undersigned understands that the terms of the Policy shall supersede any such contractual rights. The terms of the Policy shall apply in addition to any right of recoupment against the undersigned under applicable law and regulations.

Signature: ____________________________

Name: ____________________________

Date: ____________________________